Exhibit 99.1

PRESS RELEASE

Metropolitan Commercial Bank Mourns the Passing of Robert C. Patent, Founding Director

Founding Board member provided more than 25 years of leadership, guidance and counsel to the Bank.

Mr. Patent served on the Board from the Bank's inception in 1999 until his passing. His extensive experience in real estate investment, finance and banking contributed to the Bank's development and growth. He also served in key Board leadership roles, including Chairman of the Bank's Loan Committee.

“Bob was much more than a fellow Director. He was there from the beginning, helping us build Metropolitan Commercial Bank into the institution it is today,” said Mark R. DeFazio, Founder, President and CEO of Metropolitan Commercial Bank. “His judgment, experience and unwavering commitment to the Bank were invaluable. But what I will remember most is Bob himself—his integrity, his loyalty, his sense of humor and the friendship we shared over so many years. His loss is deeply personal, and he will be greatly missed.”

Beyond his service to MCB, Mr. Patent was an accomplished real estate investor and business leader. He served as President of Colby Capital Corporation from 1991 to 2025, was a Founder and Vice Chairman of Cityscape Corporation, and served on the Board of New York Federal Savings Bank. He graduated from The George Washington University.

Mr. Patent was also committed to charitable and community endeavors, including service as President of the Young Men's Division of Albert Einstein College of Medicine.

The Board of Directors, management and colleagues of Metropolitan Commercial Bank extend their deepest condolences to his wife, Patricia, their children, grandchildren and the entire Patent family.

About Metropolitan Commercial Bank

Metropolitan Commercial Bank (“MCB”) is a New York City–based, full-service commercial bank serving businesses, institutions and individuals who value expertise, responsiveness and long-term relationships. Since 1999, MCB has built enduring client relationships, many spanning generations, through personalized, relationship-driven banking.

The Bank provides commercial, business and personal banking solutions, with specialized expertise in real estate, property management, legal services, healthcare, government banking and EB-5 financial solutions. Its capabilities also include title and escrow services, 1031 exchanges and merchant acquiring.

MCB has earned national recognition for its performance and growth, including Newsweek’s Best Regional Banks in 2024 and 2025 and Business Insider’s America’s High-Growth Companies in 2026.

MCB operates full-service banking centers in Manhattan’s Midtown East-Park Avenue, Garment District and Upper East Side neighborhoods; Boro Park, Brooklyn; Great Neck, Long Island; Lakewood, New Jersey; and Miami and West Palm Beach, Florida.

Metropolitan Commercial Bank is a New York State–chartered commercial bank, a member of the Federal Reserve System and the Federal Deposit Insurance Corporation, and an equal housing lender. Its parent company is Metropolitan Bank Holding Corp. (NYSE: MCB).

For more information, visit MCBankNY.com.

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